Exhibit 10.1

The following email was sent on behalf of the Agent and Required Supporting Lenders and confirmed on behalf of the Borrower:

Reference is made to that certain Third Amended and Restated Forbearance Agreement dated as of January 10, 2025 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time (the “Forbearance Agreement”), by and among MSGN Holdings, L.P. (the “Borrower”), each of the other Loan Parties, the Lenders or investment managers or advisors for such Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined in this Email Amendment shall have the respective meanings provided in the Forbearance Agreement or Credit Agreement, as applicable.

This email confirms the consent of the Required Supporting Lenders to extend the date in Section 2.02(a) of the Forbearance Agreement to February 3, 2025 at 11:59 p.m. ET.